Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA ANNOUNCES HIRING OF ROBERT P. MUNDY TO SUCCEED RICHARD B. WEST AS CHIEF FINANCIAL OFFICER

Lake Forest, IL June 3, 2015 - Packaging Corporation of America (NYSE: PKG) announced today the appointment of Robert P. (Bob) Mundy as Senior Vice President and Chief Financial Officer effective September 1, 2015. Mr. Mundy will begin his employment with PCA on July 1, 2015. He has served as Verso Corporation’s Senior Vice President and Chief Financial Officer since 2006. Before that, he worked for more than 20 years with International Paper Company in various positions of increasing responsibility. Richard B. (Rick) West, PCA’s CFO since 1999, will remain an employee of PCA in an advisory capacity through his planned retirement date of March 1, 2016.

Mark W. Kowlzan, CEO of PCA said, “As a seasoned CFO with more than 30 years of financial and operating experience in the paper industry, Bob is ideally suited to become PCA’s CFO and a key member of our executive management team. In addition, Bob and Rick have very similar backgrounds, having worked together for more than ten years in various financial roles at International Paper.”

Commenting on Mr. West’s planned retirement, Paul T. Stecko, Chairman of the Board of PCA, said, “Rick has been instrumental to PCA’s success since the company was formed in 1999. I am very pleased that he will continue with PCA into 2016, assisting Bob in his transition to the CFO role and serving PCA in other important areas.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 94 corrugated products plants and related facilities.

Contact:

Packaging Corporation of America

Barbara Sessions

INVESTOR RELATIONS: (877) 454-2509

PCA Web Site: www.packagingcorp.com